Exhibit 99.1

NEWS RELEASE

Date:	APRIL 19, 2010
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Three Part Advisors, LLC
(817) 310-0051

XETA TECHNOLOGIES ANNOUNCES LETTER OF INTENT TO PURCHASE

PYRAMID COMMUNICATIONS SERVICES, INC.

Broken Arrow, OK - XETA Technologies (NASDAQ: XETA), a national provider of converged communications solutions for the enterprise marketplace, today announced it has signed a non-binding Letter of Intent (“LOI”) to purchase Pyramid Communications Services, Inc. (“Pyramid”).  Headquartered in Dallas, Texas, Pyramid is a privately-held company focused on providing communications equipment and applications, as well as related services.  Founded in 1998, Pyramid ended 2009 with revenues in excess of $10 million.

Subject to the execution of a definitive purchase agreement, satisfactory completion of due diligence, and other customary closing conditions, the transaction is targeted to close during XETA’s third fiscal quarter.

“This acquisition is consistent with our strategy to be an active consolidator of regional and local business partners with significant integration, maintenance and repair services franchises,” said Greg Forrest, CEO of XETA Technologies. “Pyramid is a well regarded firm with high quality customers and a sizable service base spread across many industry verticals.  The acquisition of Pyramid, with its presence in 8 states and 22 markets, will strengthen our geographic coverage in our existing operations in the Central and Mountain Time zones.  In addition to providing economies of scale in those areas, XETA will gain seasoned management talent and an experienced technical work force.”

“Pyramid’s acquisition by XETA will accelerate our transition to the Avaya Connect program and allow us to dedicate more of our resources to growing our business,” said Wade Griffin, CEO and Co-founder of Pyramid.  “By leveraging XETA’s national service footprint and broad technical competencies, we can immediately expand our offering to current customers and will be better positioned to grow with existing and new ones.”

About XETA Technologies, Inc.

XETA Technologies, Inc. sells, installs and services advanced communication technologies for small, medium, and Fortune 1000 enterprise customers. The Company maintains the highest level of technical competencies with multiple vendors including Avaya, Mitel, Nortel, Hitachi and Samsung. With a 28-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 contact center, combined with a nationwide service footprint, offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA Technologies (Nasdaq:XETA) is available at www.xeta.com.

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This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning the anticipated results of the intended transaction. These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates,” “will” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to risks and uncertainties associated with the proposed acquisition, including the risk that the parties may be unable to negotiate a satisfactory definitive agreement and the possibility that various closing conditions for the transaction may not be satisfied or waived.   Additional factors that could affect actual results are described in the “Risk Factors” section of the Company’s Form 10-K and Form 10-Q filings with the SEC.